EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 13, 2012, with respect to the consolidated balance sheets of Infinity Energy Resources, Inc. and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2011 and 2010 included in this Annual Report on Form 10-K.

/s/ Ehrhardt Keefe Steiner & Hottman PC

April 13, 2012
Denver, Colorado